Exhibit 10.21
Bond No.	08167821
Effective Date	July 17, 2000

GEORGIA SELF–INSURERS GUARANTY TRUST FUND

Bond Required of Employer to Operate as Self-insurer

KNOW ALL PERSONS BY THESE PRESENTS, that we, LABOR READY SOUTH EAST III L.P., an employer as defined by the laws of the State of Georgia, hereinafter "Principal" and FIDELITY AND DEPOSIT COMPANY OV MARYLAND, a corporation duly incorporated under the laws of the State of Maryland hereinafter "Surety", are held and firmly bound to the Georgia Self-insurers Guaranty Trust Fund, hereinafter referred to as "Fund", in the full sum off FIVE HUNDRED THOUSAND AND NO/100 –––––––– Dollars, currency of the United States, to be paid to the Fund, to payment we hereby bind ourselves and each of us, our successors and assigns, jointly and severally, by these presents.

          WHEREAS, in accordance with the Georgia Workers' Compensation Act, O.C.G.A. §34-9-1, et. seq. hereinafter referred to as the "Act", and the rules and regulations pertaining thereto, the Principal filed its application for acceptance as a self-insurer as permitted by O.C.G.A. §34-9-121 and O.C.G.A. §34-9-382.

          WHEREAS, on the 17th day of May, 2000, State Board of Workers’ Compensation entered an order granting Principal Authority to conduct business as a self-insurer for a continuous period from year to year on the date of said order until revocation by the State Board of Workers' Compensation this authority is conditioned upon the Principal providing a surety bond in the penal amount of $500,000.00––––––– and the Principal abiding by and performing all obligations under the Act and the rules and regulations that are now or may hereafter be adopted by the State Board of Workers' Compensation or the Fund, including without limitation, paying for weekly indemnity benefits, disability, medical, hospital and surgical expenses, rehabilitation, death benefits, and funeral expenses.

          WHEREAS, the intent of this bond is to ensure that the rights of the Principal's employees under the Georgia Workers' Compensation Act are protected, and that the Principal's obligations to its employees under that Act will continue to be met even if the Principal itself is unable to meet them for whatever reason

NOW, THEREFORE, the conditions of the obligations under this bond are such that:

(a)	if the Principal discharges all of its obligations under the Act and rules and regulations thereof, and subsequent amendment thereto;
(b)	if the Principal promptly satisfies all of its obligations to its injured or deceased employees or beneficiaries, including without limitation paying weekly indemnity, disability, medical, hospital and surgical expenses, rehabilitation, death benefits,and funeral expenses;

(c)	if the Principal promptly pays any and all assessments and fines imposed by the Fund or the State Board of Workers' Compensation, including without limitation, any interest, cost and reasonable attorney's fees;

(d)	if the Principal promptly pays any and all claims for reimbursement by the Fund, including without limitation reasonable administrative costs and reasonable attorney's fees;
(e)	if the Principal promptly satisfies all obligations under any other agreement or undertaking, either in the past, present or future, executed by Principal as a self-insurer; and
(f)	if the Principal promptly complies with all orders of the State Board of Workers’ Compensation;

then the obligations under this bond shall be null and void; otherwise the bond shall remain in full force and effect, subject to the following additional conditions:

          1. In the event of a default or failure of the Principal for any reason to satisfy any obligations or conditions which are listed above, including without limitation, all obligations for payment of weekly indemnity compensation, disability, expenses of medical, hospital, surgical, rehabilitation and other services, death benefits and funeral expenses provided for under the Act, which occur on or after the effective date of this bond or in the event of insolvency, bankruptcy or receivership of the Principal, then the Fund may from time to time make demand upon the Surety to pay such sum or sums as the Fund may, in its sole discretion. require to discharge promptly all or any part of the obligations of the Principal, past, present, future or potential, or pursuant to the Act, rules and regulations issued thereunder, or any agreement or undertaking by the Principal as a self-insurer. Such payment shall be made within fifteen (15) business days after receipt of such demand by the Surety.

          2. This is a continuous bond effective as of July 17, 2000, and shall remain in full force and effect until terminated by the Surety as hereinafter provided, or until the Principal's status as a self-insurer has been revoked or terminated by the Fund or the State Board of Workers' Compensation, and in either of such events the Surety shall have no further liability except for obligations of the Principal which arose during the period that this bond is in effect. Notwithstanding anything to the contrary herein, the Principal and Surety shall remain fully obligated under this bond after its termination for all obligations of the Principal arising from any act, event, occurrence, injury or death or undertaking of the Principal which occurred before the termination hereof, even where the current obligation to pay (e.g., to pay for future medical expenses) may not arise until after the date of termination of this bond.

          3. This bond may be terminated at any time by the Surety upon the giving of thirty (30) days' prior written notice to the Fund, the principal, and the State Board of Workers' Compensation, in which event the liability of the Surety shall, at the expiration of said thirty–day period, cease and terminate except as to such obligations of the Principal on account of injury or death to any of its employees or on account of liability to the Fund for assessments or reimbursements which arose due to illness, injury or exposure prior to the expiration of said thirty-day period. Unless the Principal replaces this bond with acceptable security as described below, the Principal and Surety shall remain fully obligated under this bond after its termination for all obligations of the Principal arising from any act, event. occurrence, injury or death or undertaking of the Principal which occurred before the termination hereof, even where the current obligation to pay (e.g., to pay for future medical expenses) may not arise until after the date of termination of this bond. In the event the Principal posts with the Fund, a replacement bond in the full amount as may be required by the State Board of Workers' Compensation and the Fund to secure all liabilities, past, present and future, as described in this bond form, the Surety under this bond is hereby released from any and all obligations of this from the effective date of the replacement surety bond.

          4. The total of all payments by the Surety of all the obligations of the Principal hereunder shall not exceed in aggregate, the penal amount of this bond. However, administrative and legal costs incurred by the Surety in discharging its obligations shall not be charged against the penal sum of this bond, it being the intent of the State Board of Workers' Compensation and the Fund that this security is available only to satisfy the obligations of the Principal to its employees under the Workers' compensation Act.

          5. In the event that it is necessary for the Fund to institute legal action to enforce this bond. the Principal and Surety shall pay to the Fund, the Fund's expenses of litigation, including without limitation, reasonable attorneys' fees, court costs and prejudgement interest at the rate of ten (10) percent per annum.

          IN WITNESS WHEREOF, said Principal and Surety have caused these presents to be executed in their names and by their seal to be hereunder affixed on this the __ day of ___________19____.

Principal: LABOR READY SOUTH EAST III L.P. (Seal)

Attest:
/s/ Ronald L. Junck
Secretary

Surety: FIDELITY AND DEPOSIT COMPANY OF MARYLAND (Seal)

By:
/s/ Deborah L. Poppe
Deborah L. Poppe, Attorney-in-Fact